Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is executed as of this 23rd day of March 2016 (“the Effective Date”), by and between Joseph M. Yorio (“Executive”) and School Specialty, Inc. (the “Company”).

RECITALS

WHEREAS, the Company and Executive entered into an employment agreement dated as of April 23, 2014 (the “Original Agreement”), whereby Company and Executive agreed to certain aspects of their relationship during and after the period in which Executive is employed by the Company; and

WHEREAS, the parties believe it is in their best interests to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (jointly, the “Parties”), the Parties agree as follows:

ARTICLE I
EMPLOYMENT

1.1

Position and Duties. Executive shall be employed in the position of President and Chief Executive Officer of the Company and shall be subject to the authority of, and shall report to, the Company’s Board of Directors (the “Board”).  Executive’s duties and responsibilities shall include all those customarily attendant to the position of President and Chief Executive Officer, and such other duties and responsibilities as may be assigned from time to time by the Board.  In addition, Executive shall serve (without additional compensation) as an officer and/or member of the board of directors of each Affiliate of the Company (a “Related Company”, and jointly, “Related Companies”) to which he may be appointed or elected.  An “Affiliate” means an entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company, with control measured by the ability to vote a majority of the stock or other ownership interests in such entity.  Executive shall devote Executive’s entire business time, attention, energies, and best efforts exclusively to the business interests of the Company and Related Companies while employed by the Company; provided, however, that to the extent that the following does not impair Executive’s ability to perform Executive’s duties pursuant to this Agreement, Executive, with the Board’s written approval (which approval shall not be unreasonably withheld), may serve on the board, advisory board or committee of (i) one for-profit organization and (ii) any non-profit, charitable or similar organization, in addition to all boards, advisory boards and committees that Executive serves on as of the first day of Executive’s employment with the Company and that have been previously disclosed to the Board.

1.2

Term of Employment.  The Company employs Executive, and Executive accepts employment by the Company, for the period commencing on the Effective Date  and ending on

December 29, 2018 (the “Initial Employment Term”) which period shall be automatically extended on December 29, 2018 and the last day of each fiscal year thereafter until the end of the next succeeding fiscal year (the “Extended Employment Term”) unless either party gives the other party notice of termination no later than November 1st of the year in which the Initial Employment Term or the Extended Employment Term is to end (the Initial Employment Term and the Extended Employment Term, if any, are jointly referred to as the “Employment Term”); provided, however, that the Employment Term shall be subject to earlier termination as hereinafter set forth in Article III.  Upon the termination of Executive’s employment for any reason, he will be deemed to have resigned all of his positions with the Company and any Related Company as an officer, manager or member of their respective boards of directors, including the Board.  Although the foregoing resignations are effective without any further action by Executive, Executive agrees to execute any documents requested by the Company to document such actions.

1.3

Board Service.  Effective as of the first day of Executive’s employment with the Company, Executive will serve as a member of the Board until the earlier of the next annual meeting of the Company or the termination of his employment with the Company for any reason.  Thereafter, for so long as he remains the President and Chief Executive Officer of the Company, he will be nominated to serve as a member of the Board.  Executive will be an employee director, and as such, he will not receive any additional compensation for serving as a member of the Board.

ARTICLE II
COMPENSATION AND OTHER BENEFITS

2.1

Base Salary.  During the Employment Term, the Company shall pay Executive in substantially equal monthly or more frequent installments, an annual salary of Six Hundred Thousand Dollars ($600,000) (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company.  Executive’s Base Salary shall be reviewed annually and may be increased at any time and from time to time as the Board and/or Compensation Committee of the Board (the “Compensation Committee”), as applicable, shall deem appropriate in its sole discretion. The term “Base Salary”, as utilized in this Agreement, shall refer to Base Salary as may be increased.  Any increase in Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.  Base Salary shall not be reduced at any time during the Employment Term, except with the consent of Executive.  All amounts in this Agreement are stated prior to deductions for federal and state income and employment tax withholding.

2.2

Incentive Compensation.

During the Employment Term, Executive shall participate in annual incentive bonus plans (the “Bonus Plan”) offered by the Company to its senior executives from time to time.  Executive’s annual target cash bonus opportunity shall be equal to 115% of his Base Salary (the “Target Opportunity”).  Executive’s Target Opportunity shall be reviewed annually and may be increased as the Board and/or Compensation Committee, as applicable, shall deem appropriate in its sole discretion.  Any increase in Executive’s Target Opportunity shall not serve to limit or reduce any other obligation to Executive under this Agreement.  The performance metrics for the Bonus Plan and the extent to which such metrics are met, as well as any other material terms, including threshold and maximum levels for annual cash incentive bonuses, shall be determined in the sole discretion of the Board and/or Compensation Committee, as applicable.  During the Employment Term, Executive will be eligible for grants of equity compensation awards offered to the Company’s management employees, in the sole discretion of the Board and/or Compensation Committee, as applicable.

2.3

Other Benefits.

(a)

In General.  During the Employment Term and subject to any limitation on participation provided by applicable law: (i) Executive shall be entitled to participate in all applicable qualified and nonqualified retirement plans, practices, policies and programs of the Company to the same extent as other senior executives of the Company, and (ii) Executive and/or Executive’s family, as the case may be, shall be eligible for all applicable welfare benefit plans, practices, policies and programs provided by the Company and its Related Companies, other than severance plans, practices, policies and programs, to the same extent as other senior executives of the Company.  Nothing herein shall be deemed to limit the Company’s ability to amend, terminate or otherwise change any of the referenced plans, practices, policies and programs at any time, and from time to time.

(b)

Paid Time Off.  During the Employment Term, Executive shall be entitled to 20 days of Paid Time Off per calendar year (pro-rated for partial years), which shall accrue in accordance with, and be otherwise subject to the provisions of the Company’s policy, as in effect from time to time. As used herein, “Paid Time Off” means sick days, personal days and vacation days.

(c)

Relocation Benefits.  In addition to those benefits provided in the Company’s relocation policy, Executive shall be entitled to reimbursement to Executive for (i) all reasonable actual moving expenses and (ii) reasonable commuting expenses between Mason, Ohio and Appleton, Wisconsin and reasonable temporary living expenses in Appleton, Wisconsin until such time as Executive relocates his family to Appleton, Wisconsin; provided, however,  that reimbursement of amounts under this Section 2.3(c) shall not exceed $75,000.00 in the aggregate (the “Moving Expenses”).  In addition, the Company will pay to Executive (or the relevant taxing authorities by means of tax withholding), a gross-up payment (the “Gross-Up Payment”), such that, after payment of all federal and state income and employment taxes owing by Executive on the Moving Expenses and the Gross-Up Payment, Executive will retain, on an after-tax basis, an amount equal to the Moving Expenses.  Executive agrees to provide the Company with any tax information it reasonably requests for purposes of determining the amount of the Gross-Up Payment.  Any payment or reimbursement of any Moving Expenses, and the associated Gross-Up Payment, shall be paid within 60 days after Executive submits receipts therefor to the Company which comply with the Company’s reimbursement policy.  Notwithstanding the foregoing, and for purposes of complying with the requirements of Section 409A of the Code and the 409A Regulations (as defined below), in no event will such Moving Expenses and the associated Gross-Up Payment be paid later than the end of the calendar year next following the calendar year in which the Moving Expenses were paid and the Gross-Up Payment paid or remitted, and the amount of Moving Expenses eligible for payment or reimbursement during any calendar year may not affect the Moving Expenses eligible for payment or reimbursement in any other calendar year.  Further, Executive may not liquidate or exchange the right to payment or reimbursement of Moving Expenses for any other benefit.

2.4

Expense Reimbursement.  The Company shall pay or reimburse Executive for all reasonable out-of- pocket expenses actually incurred by Executive in the course of performing Executive’s duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time to time. Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Company may establish for its senior executives generally.  The Company’s obligation to pay or reimburse Executive for certain expenses will comply with the requirements set forth in Section 1.409A-3(i)(1)(iv) of the regulations (the “409A Regulations”), promulgated under Section 409A of the Code, including the requirement that the amount of expenses eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other taxable year.  Further, reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, as required by Section 1.409A-3(i)(1)(iv) of the 409A Regulations.

ARTICLE III
TERMINATION

3.1

Right to Terminate; Automatic Termination.  During the Employment Term, Executive’s employment may terminate for any of the reasons set out in paragraphs (a) through (e) hereof.

(a)

Termination by Death or Disability.  Executive’s employment and the Company’s obligations under this Agreement, except as provided in Section 3.2(a), below, shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability of Executive.  For purposes of this Agreement, “Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Company and Executive.  If the Company and Executive cannot agree on a physician, each party shall select a physician and the two physicians shall select a third who shall make the determination as to whether Executive has a condition that meets the definition of Disability. Executive shall cooperate with any reasonable efforts to make such determination.  In the event Executive is unable to select a physician, such selection shall be made by his spouse, and if she is unable to select a physician, such selection shall be made by Executive’s legal representative.  Any such determination shall be conclusive and binding on the Parties.  Any determination of Disability under this Section 3.1(a) is not intended to alter any benefits any person and/or beneficiary may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(b)

Termination For Cause.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement, except as provided in Section 3.2(b), below, at any time for Cause (as defined below) by giving written notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “Cause” shall mean any of the following: (1) Executive has materially breached this Agreement, any other agreement to which Executive and the Company are parties, or any Company policy (including the Company’s policy against unlawful harassment), or has materially breached any other obligation or duty owed to the Company pursuant to law or the Company’s policies and procedures manual, including, but not limited to, Executive’s substantial failure or willful refusal to perform his duties and responsibilities to the Company (other than as a result of his Death or Disability); (2) Executive has committed an act of gross negligence, willful misconduct or any violation of law in the performance of Executive’s duties for the Company; (3) Executive has taken any action substantially likely to result in material discredit to or material loss of business, reputation or goodwill of the Company; (4) Executive has failed to follow resolutions that have been approved by a majority of the Board concerning the operations or business of the Company; (5) Executive has been convicted of or plead nolo contendere to a felony or other crime, the circumstances of which substantially relate to Executive’s employment duties with the Company; provided however, that upon indictment in any such case, the Executive may at the Company’s sole discretion, be suspended without pay pending final resolution of the matter; (6) Executive has misappropriated funds or property of the Company or engaged in any material act of dishonesty; (7) Executive has attempted to obtain a personal profit from any transaction in which the Company has an interest, and which constitutes a corporate opportunity of the Company, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the  Board after full disclosure of all details relating to such transaction.  For purposes of this Section 3.1(b), no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive in bad faith.

(c)

Termination by Resignation or Non-Extension by Executive.  Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, except as provided in Section 3.2(b), below, on the earliest of (i) when Executive voluntarily terminates his employment with the Company other than with Good Reason (as described in Section 3.1(e), below), with ninety (90) days’ prior notice, or at such other earlier time as may be mutually agreed between the Parties following the provision of such notice, (ii) on the last day of the Employment Term if Executive has given timely notice of termination in accordance with Section 1.2, above.

(d)

Termination Without Cause or Non-Extension by the Company.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement, except as provided in Section 3.2(c), below, (i) at any time and for any reason or (ii) on the last day of the Employment Term if the Company has given timely notice of termination in accordance with Section 1.2, above.  Such termination shall be effective immediately upon the Company providing notice to Executive that he is terminated without Cause, or such other time thereafter as the Company shall designate.

(e)

Termination By Executive With Good Reason.  Executive may terminate this Agreement with Good Reason, at which time Executive’s employment and all of the Company’s obligations under this Agreement shall terminate, except as provided in Section 3.2(c). “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s written consent, provided that Executive shall provide notice to the Company of the existence of the condition within 90 days of the initial existence of such condition, the Company shall have 30 days from the date it receives the notice (the “Cure Period”) within which to cure such condition, and Executive must terminate his employment within no more than 30 days after the expiration of the Cure Period if the Company does not cure the condition within the Cure Period: (A) a reduction in Executive’s title such that he is no longer President and Chief Executive Officer of the Company, (B) a material reduction in Executive’s then current level of Base Salary or Target Opportunity, (C) the assignment to Executive of duties materially inconsistent with the duties of a chief executive officers of companies of a similar size and in the same industry as the Company or a materially adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting obligations, titles or authority, as set forth in Section 1.1, (D) a breach by the Company of any material provision of this Agreement or (E) the relocation of Executive’s office location more than twenty five (25) miles from Appleton, Wisconsin without Executive’s consent.

3.2

Obligations Upon Termination.

(a)

Termination by Death of Disability.  If Executive’s employment is terminated pursuant to Section 3.1(a), above, Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination of employment, (ii) payment of any accrued but unused Paid Time-Off, consistent with the Company’s policy related to carryovers of unused time and applicable law, (iii) all vested benefits to which Executive is entitled under any benefit plans set forth in Section 2.3(a) hereof in accordance with the terms of such plans through the date employment terminates, (iv) reimbursement of expenses to which Executive may be entitled under Sections 2.3(c) and 2.4 hereof (clauses (i) through (iv) collectively, the “Accrued Obligations”), and (v) provided that Executive, or a representative of his estate, as the case may be, executes and delivers to the Company an irrevocable release of all employment-related claims against the Company as further described in Section 3.2(c)(ii), a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum.  Any pro-rated annual incentive bonus to which Executive is entitled shall be made in accordance with Section 3.2(c)(iii).  The treatment of Executive’s incentive compensation provided under Section 2.2 hereof shall be governed by the terms of the applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(b)

Section 3.1(b)-(c) Terminations. If Executive’s employment is terminated pursuant to Section 3.1(b) or (c), above, Executive shall have no further rights against the Company hereunder, except for the right to receive the Accrued Obligations.  The treatment of Executive’s incentive compensation provided under Section 2.2 hereof shall be governed by the terms of the applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(c)

Section 3.1(d)-(e)Terminations.

(i)

Company Obligations.  If Executive’s employment is terminated pursuant to Section 3.1(d) or (e), above, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) the Accrued Obligations and (ii) Severance Payments, as defined below, but only for so long as Executive complies with the requirements of Articles IV, V, VI, VII, VIII, IX and X, below.  For purposes of this Agreement, “Severance Payments” means (A) twelve (12) months of Base Salary continuation, (B) a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination of employment occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum, and (C) to the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by Executive to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (“COBRA Continuation Payments”) for twelve (12) months following the date employment terminates (provided that Executive has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event Executive shall no longer be entitled to reimbursement), at the times provided in subsection (iii), below.  The treatment of Executive’s equity awards, whether granted under Section 2.2(b) hereof or otherwise shall be governed by the terms of the Company’s applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(ii)

Release Requirement.  Notwithstanding the foregoing, the Company shall not pay to Executive, and Executive shall not have any right to receive, the Severance Payments unless, on or before the forty-fifth (45th) day following the date of termination of employment, (1) Executive has executed and delivered to the Company a release of all employment-related claims against the Company, its Affiliates, successor companies, and their past and current directors, officers, employees and agents, in a form provided to Executive by the Company, and (2) the statutory rescission period for such release has expired.

(iii)

Timing of Payment of Severance Payments.  Base Salary continuation shall commence on the first payroll date after the forty-fifth (45th) day following the date of Executive’s termination of employment, provided that  (1) and (2) of Section 3.2(c)(ii) have been satisfied by such date, and shall be paid over a twelve (12) month period in accordance with the normal payroll practices and schedule of the Company.  Notwithstanding the foregoing, if the forty-five (45) day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the Severance Payments shall commence or be made no earlier than the first day of such later calendar year.  The pro-rated annual incentive bonus payment shall be made at such time as other participants in the plan receive their payment, or, if later, on the forty-fifth (45th) day following the date of Executive’s termination of employment, provided that (1) and (2) of Section 3.2(c)(ii) have been satisfied by such date.  COBRA Continuation Payments shall be paid on a monthly basis after Executive has paid the applicable COBRA premium payment, provided that  (1) and (2) of Section 3.2(c)(ii) have been satisfied by such date, over a 12-month period.  Notwithstanding anything to the contrary contained in this Agreement, if (1) Employee is a “specified employee” within the meaning of Section 1.409A-1(i) of the 409A Regulations, and (2) the Severance Payments do not qualify for exemption from Section 409A under the short-term deferral exception to deferred compensation of Section 1.409A-1(b)(4) of the 409A Regulations, the separation pay plan exception to deferred compensation of  Section 1.409A-1(b)(9) of the 409A Regulations, or any other exception under the 409A Regulations, that portion of the Severance Payments not exempt from Section 409A of the Code shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (a) the day after the six-month anniversary of Employee’s termination of employment, or (b) Employee’s death.  Any payments delayed pursuant to the prior sentence shall be made in a lump sum, on the first business day after the six-month anniversary of Employee’s termination of employment along with interest thereon payable at the short-term applicable federal rate for monthly payments, as determined under Section 1274(d) of the Code, for the month in which Employee’s employment terminated.

(iv)

Treatment of Severance Payments for Tax and Benefit Purposes.  The Severance Payments shall be treated as ordinary income and shall be reduced by any applicable income or employment taxes which are required to be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, the Severance Payments shall not be included as compensation for purposes of any qualified or nonqualified retirement or welfare benefit plan, program or policy of the Company.

(d)

Parachute Payments.  Notwithstanding anything contained in this Agreement to the contrary, the Company, based on the advice of its legal or tax counsel, shall compute whether there would be any “excess parachute payments” payable to Executive, within the meaning of Section 280G of the Code, taking into account the total ‘‘parachute payments,” within the meaning of Section 280G of the Code, payable to Executive by the Company under this Agreement and any other plan, agreement or otherwise.  If there would be any excess parachute payments, the Company, based on the advice of its legal or tax counsel, shall compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the full amount of such parachute payments were not reduced.  If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to Executive, such reduced amount shall be paid to Executive and the remainder shall be forfeited.  If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to Executive, then such parachute payments shall not be reduced.  If such parachute payments are reduced pursuant to the foregoing, they will be reduced in the following order:  first, by reducing any cash severance payments, then by reducing any fringe or other severance benefits, and finally by reducing any payments or benefits otherwise payable with respect to, or measured by, the Company’s common stock (including without limitation by eliminating accelerated vesting, in each case starting with the installment or tranche last eligible to become vested absent the occurrence of the Change in Control (as defined in the Company’s 2014 Equity Incentive Plan)).  Notwithstanding the foregoing, to the extent the parties agree that any of the foregoing amounts are not parachute payments, such amounts shall not be reduced.  To the extent the parties cannot agree as to whether any of the payments are in fact parachute payments, the parties will designate, by mutual agreement, an unrelated third-party with tax expertise to make the determination.  Notwithstanding any provision of this Section 3.2(d) to the contrary, no amount shall be subject to reduction pursuant to this Section 3.2(d) to the extent the reduction would result in a violation of any applicable law.

ARTICLE IV
CONFIDENTIALITY

4.1

Confidentiality Obligations. Executive will not, during the Employment Term, directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Company. After the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secrets.  For a period of twenty-four (24) months following the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information.  Executive further agrees not to use or disclose at any time information received by the Company from others except in accordance with the Company’s contractual or other legal obligations; the Company’s Customers are third party beneficiaries of this obligation.

4.2

Definitions.

(a)

Trade Secret.  The term “Trade Secret” has that meaning set forth under the Uniform Trade Secrets Act or, if the definition in Wisconsin law varies from that in the Uniform Trade Secrets Act at the time of such determination, Wisconsin law.  The term includes, but is not limited to, all computer source code and/or related data created by or for the Company or a Related Company.

(b)

Confidential Information.  The term “Confidential Information” means all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company’s competitors, generally. Confidential Information includes, but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, operational methods, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c)

Exclusions.  Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; or (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis outside the scope of Executive’s employment without violating any obligation of confidentiality or secrecy relating to the information disclosed.

(d)

Company.  For all purposes of this Article IV, references to the Company also refer to all Related Companies.

ARTICLE V
NON-COMPETITION

5.1

Restrictions on Competition During Employment.  During the term of Executive’s employment with the Company, Executive shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert any Customer’s business from the Company anywhere the Company does or is taking steps to do business.

5.2

Post-Employment Non-Solicitation of Restricted Customers.  For twelve (12) months following termination of Executive’s employment with the Company for any reason, Executive agrees not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer in any manner which competes with the services or products offered by the Company in the twelve (12) months preceding termination of Executive’s employment with the Company, or to directly or indirectly divert or attempt to divert any Restricted Customer’s business from the Company.

5.3

Post-Employment Restricted Services Obligation.  For twelve (12) months following termination of Executive’s employment with the Company, for any reason, Executive agrees not to provide Restricted Services to any Competitor in any geographic area in which the Company sold pre-kindergarten through 12th grade educational products and services during the twelve (12) month period preceding termination of Executive’s employment. During such twelve (12) month  period, Executive also will not provide any Competitor with any advice or counsel concerning the provision of Restricted Services anywhere in such geographic area.

5.4

Definitions.

(a)

Customer.  The term “Customer” means any individual or entity for whom/which the Company has provided services or products or made a proposal to perform services or provide products.

(b)

Restricted Customer.  The term “Restricted Customer” means any individual or entity (i) for whom/which the Company provided services or products and (ii) with whom/which Executive had direct contact on behalf of the Company or about whom/which Executive acquired non-public information in connection with Executive’s employment by the Company during the twenty-four (24) months preceding the end, for any reason, of Executive’s employment with the Company; provided, however, that the term “Restricted Customer” shall not include any individual or entity who/which, through no direct or indirect act or omission of Executive, has terminated its business relationship with the Company.

(c)

Restricted Services.  The term “Restricted Services” means services of any kind or character comparable to those Executive provided to the Company during the twelve (12) months preceding the termination of Executive’s employment with the Company relating to pre-kindergarten through 12th grade educational products and services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services within the last twelve (12) month period preceding termination of Executive’s employment.

(d)

Competitor.  The term “Competitor” means any business which is engaged in the sale of pre-kindergarten through 12th grade educational products and services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services within the twelve (12) month period preceding termination of Executive’s employment.

(e)

Company.  For all purposes of this Article V, references to the Company also refer to all Related Companies.

ARTICLE VI
BUSINESS IDEA RIGHTS

6.1

Assignment.  The Company will own, and Executive hereby assigns to the Company and agrees to assign to the Company, all rights in all Business Ideas which Executive originates or develops whether alone or working with others while Executive is employed by the Company.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States Copyright Law.

6.2

Definition of Business Ideas.  The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others while Executive is employed by the Company and which are (i) related to any business known to Executive to be engaged in or contemplated by the Company; (ii) originated or developed during Executive’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

6.3

Disclosure.  While employed by the Company, Executive will promptly disclose all Business Ideas to the Company.

6.4

Execution of Documentation.  Executive, at any time during or after the Employment Term, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

6.5

Definition of Company.  For all purposes of this Article VI, references to the Company also refer to all Related Companies.

ARTICLE VII
NON-SOLICITATION OF EMPLOYEES

During the term of Executive’s employment with the Company and for twelve (12) months thereafter, Executive shall not directly or indirectly encourage any Company employee to terminate employment with the Company or solicit such an individual for employment outside the Company in any manner which would end or diminish that employee’s services to the Company.  For all purposes of this Article VII, references to the Company also refer to all Related Companies.

ARTICLE VIII
EMPLOYEE DISCLOSURES AND ACKNOWLEDGMENTS

8.1

Confidential Information of Others.  Executive warrants and represents to the Company that Executive is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict or prohibit Executive from fully carrying out Executive’s duties as described under the terms of this Agreement. Further, Executive warrants and represents to the Company that Executive has not and will not retain or use, for the benefit of the Company, any confidential information, records, trade secrets, or other property of a former employer.

8.2

Scope of Restrictions.  Executive acknowledges that during the course of Executive’s employment with the Company, Executive will gain knowledge of Confidential Information and Trade Secrets of the Company and Related Companies.  Executive acknowledges that the Confidential Information and Trade Secrets of the Company and Related Companies are necessarily shared with Executive on a routine basis in the course of performing Executive’s job duties and that the Company and Related Companies have a legitimate protectable interest in such Confidential Information and Trade Secrets, and in the goodwill and business prospects associated therewith.  Executive acknowledges that the Company and Related Companies sell pre-kindergarten through 12th grade educational products and services to all states in the United States and in Canada.  Accordingly, Executive acknowledges that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the business, goodwill and property rights of the Company and Related Companies, and that the restrictions imposed will not prevent Executive from earning a living in the event of, and after, the end, for any reason, of Executive’s employment with the Company.

8.3

Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X of this Agreement, to disclose this Agreement to any entity which offers employment or engagement to Executive.  Executive further agrees that, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X, the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any person or entity with which Executive seeks to establish a business relationship, including, without limitation, potential employers, joint-venturers, or persons or entities to whom Executive seeks to provide consulting services as an independent contractor.

8.4

Third Party Beneficiaries. All Related Companies are third party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Company and any
Related Company, enjoying the benefits thereof, may enforce this Agreement directly against Executive.

8.5

Survival. The Covenants set forth in Articles IV, V, VI, VII, VIII, IX and X of this Agreement shall survive the termination of this Agreement.

8.6

Injunctive Relief.  Executive acknowledges that the services to be rendered by Executive hereunder are of a special, unique, and extraordinary character and, in connection with such services, Executive will have access to Confidential Information and Trade Secrets that are vital to the Company’s and the Related Companies’ business.  Executive consents and agrees that, in the event of the breach or a threatened breach by Executive of any of the provisions of this Agreement, the Company and the Related Companies would sustain irreparable harm and that damages at law would not be an adequate remedy for a violation of this Agreement, and, in addition to any other rights or remedies that the Company and the Related Companies may have under this Agreement, common or statutory law or otherwise, the Company and Related Companies shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction enforcing this Agreement and/or restraining Executive from committing, threatening to commit, or continuing any violation of this Agreement (in each case without posting a bond or other security), including, but not limited to, restraining Executive from disclosing, using for any purpose, selling, transferring, or otherwise disposing of, in whole or in part, any Confidential Information and/or Trade Secrets.  In addition, in the event of a breach or violation by Executive of the provisions of Articles IV, V and VII, the number of months set forth therein that relate to the term of the provisions shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.  Nothing contained herein shall be construed as prohibiting the Company or the Related Companies from pursuing any other remedies available to it for any breach or threatened breach of any provision of this Agreement, including, but not limited to, the recovery of damages, costs, and fees, including the recovery of any prior Severance Payments made to Executive.

ARTICLE IX
RETURN OF RECORDS

Upon the end, for any reason, of Executive’s employment with the Company, or upon request by the Company at any time, Executive, within 5 days after the termination of his employment or earlier upon the Company’s written request, shall return to the Company all documents, records, equipment (including computers, laptops, tablet computers, cell phones and other such equipment (“Electronic Equipment”)) and materials belonging and/or relating to the Company (except Executive’s own personnel and wage and benefit materials relating solely to Executive and Executive’s personal Electronic Equipment which is not owned by the Company), and all copies of all such materials. Upon the end, for any reason, of Executive’s employment with the Company, or upon request of the Company at any time, Executive further agrees to destroy such records maintained by Executive on Executive’s personally-owned Electronic Equipment, which destruction Company may reasonably confirm.

ARTICLE X
NONDISPARAGEMENT

Executive agrees that Executive will not, at any time (whether during or after the Employment Term), publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and any Related Company and their respective present and former members, partners, directors, officers, stockholders, employees, agents, attorneys, successors and assigns, except as required by law, rule or regulation.  The Company agrees to instruct its executive officers and directors to refrain from publishing or communicating to any person or entity any Disparaging remarks, comments or statements concerning Executive during or after the Employment Term, except as required by law, rule or regulation.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

ARTICLE XI
MISCELLANEOUS

11.1

Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile, electronic mail or prepaid overnight courier to the parties at the addresses set forth below (or such other address as shall be specified by the parties by like notice pursuant to this Section 11.1):

To the Company:

School Specialty, Inc.

W6316 Design Drive

P.O. Box 1579

Appleton WI 54912-1579

Attention:  Chief Legal Officer

Fax: 1-920-725-0998

Email: jffiv@franzoi.com

With a copy to:

Godfrey & Kahn, S.C.

780 N. Water St.

Milwaukee, WI  53202

Attention:

Dennis F. Connolly

Fax:  1-414-273-5198

Email:

dconnoll@gklaw.com

And :

Franzoi & Franzoi, S.C.

514 Racine Street

Menasha, WI  54952

Attention:  Joseph F. Franzoi IV

Fax:  1-920-725-0998

Email:  jffiv@franzoi.com

To Executive:

Joseph M. Yorio

6573 Cherry Leaf Court

Mason, OH 45040

Email:  joeyorio@aol.com

With a copy to:

Reed Smith LLP

599 Lexington Avenue

22nd Floor

New York, NY 10022

Attention:  William N. Haddad

Fax:  1-212-521-5450

Email:  whaddad@reedsmith.com

Such notices and communications shall be deemed given upon personal delivery or receipt at the address, facsimile or email account of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

11.2

Entire Agreement; Amendment; Waiver.  This Agreement (including any documents referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter contemplated hereby.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.3

Headings.  The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

11.4

Attorneys’ Fees; Expenses.  Except as provided in Section 2.3(d), above, each party hereto shall bear and pay all of the respective fees, expenses and disbursements of their agents, representatives, accountants and counsel incurred in connection with negotiating this Agreement.  In a dispute between the Parties concerning the subject matter of this Agreement, including a dispute whether Executive has breached the terms of Articles IV, V, VI, VII, VIII, IX, or X, above, the reasonable attorneys’ fees, expenses and costs incurred by the prevailing party shall be paid by the other party to the prevailing party within thirty (30) days after conclusion of the litigation including any appeals.

11.5

Waiver of Breach.  The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

11.6

Severability.  If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

11.7

Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Wisconsin, without regard to its conflict of laws principles.

11.8

Future Cooperation.  Executive agrees that, during his employment and following the termination of Executive’s employment for any reason, Executive will cooperate with requests by the Company to assist in the defense or prosecution of any lawsuits or claims in which the Company, any Related Company or its officers, directors or employees may be or become involved and in connection with any internal investigation or administrative, regulatory or judicial proceeding, in each case which relates to matters occurring while Executive was employed by the Company, at such times and at such places as shall be mutually convenient for Executive and the Company, taking into account any employment commitments which Executive then has.  Executive shall be compensated by the Company at a rate comparable to that which he earned while an employee of the Company or that which he is currently earning, whichever is greater; provided, however, that Executive shall not be paid for such future cooperation during such time as Executive is receiving Severance Payments pursuant to Section 3.2(c) of this Agreement.

11.9

Compliance with Section 409A of the Code and the 409A Regulations.  This Agreement, and any ambiguity hereunder, shall be interpreted and administered so that any payments or benefits are either exempt from or avoid taxation under Section 409A of the Code, the 409A Regulations and any authority promulgated thereunder.  Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice.  Any term used in this Agreement which is defined in Code Section 409A or the 409A Regulations shall have the meaning set forth therein unless otherwise specifically defined herein.  Any obligations under this Agreement that arise in connection with Executive’s “termination of employment”, “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of Section 1.409A-1(h) of the 409A Regulations.  Notwithstanding any other provision of this Agreement, if at the time of the termination of Executive’s employment, Executive is a “specified employee,” as defined in Section 409A or the 409A Regulations, and any payments upon such termination under this Agreement hereof will result in additional tax or interest to Executive under Code Section 409A, Executive will not be entitled to receive such payments until the date which is the earlier of six (6) months after the termination of Executive’s employment or (ii) Executive’s death.  Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A and the 409A Regulations.

11.10

Successors.

(a)

This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)

This Agreement shall be assignable by the Company without the written consent of Executive and shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

11.11

Acknowledgement of Representation.  Executive and the Company acknowledge that they have been represented by counsel of their own choosing and have received a full and complete explanation of their rights and obligations under this Agreement and, therefore, in the event of a dispute over the meaning of this Agreement or any provisions thereof, neither party shall be entitled to any presumption of correctness in favor of the interpretation advanced by such party or against the interpretation advanced by the other party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE:

/s/ Joseph M. Yorio
Joseph M. Yorio

SCHOOL SPECIALTY, INC.:

By: /s/ James R. Henderson

Title: Chairman